Exhibit 14.1
CARRIAGE SERVICES, INC.
CODE OF BUSINESS CONDUCT AND ETHICS

Revised February 22, 2023

At Carriage Services, Inc. (hereinafter, “Carriage,” “Company,” “us,” or “we”), our Mission is to be the most professional, ethical, and highest quality funeral and cemetery service organization in the death care industry. To achieve our Mission of Being The Best, we will consider the Company’s High Performance Culture Framework and abide by the following Five Guiding Principles:

•Honesty, integrity, and quality in all that we do.
•Hard work, pride of accomplishment, and shared success through employee ownership.
•Belief in the power of people through individual initiative and teamwork.
•Outstanding service and profitability go hand-in-hand.
•Growth of the company is driven by decentralization and partnership.

Therefore, our culture is one of entrepreneurship, high performance leadership, ownership, and partnership, both in principle and in practice at every level. In this regard, we adopted this Code of Business Conduct and Ethics (this “Code”) to document our commitment to ethical and legal behavior and to provide guidance and reporting procedures with respect to the same. This Code applies to all of our directors, officers, and employees as well as to all of the directors, officers, and employees of each of our subsidiaries (each such person a “Covered Party” and, collectively, the “Covered Parties”).

Compliance with Laws, Rules, and Regulations
All Covered Parties must respect and obey all federal laws as well as the laws of each city and state in which we operate. Although not all Covered Parties are expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers, or other appropriate personnel. If you are uncertain about any law, rule, or regulation, you should contact your supervisor, manager or the Company’s Legal Department.

Conflicts of Interest

Conflicts of interest are prohibited as a matter of Carriage policy, except under guidelines approved by our Board of Directors (the “Board”). A "conflict of interest" exists when a person's private interest interferes in any way, or even appears to interfere, with the interests of Carriage. A conflict situation can arise when Covered Parties take actions or have interests that may make it difficult to perform their Carriage work objectively and effectively. Conflicts of interest may also arise when Covered Parties, or members of their family, receive improper personal benefits as a result of their position in Carriage. Loans to, or guarantees of obligations of, employees and their family members may create conflicts of interest. It almost always is a conflict of interest for a Carriage employee to work simultaneously for a competitor, customer, or supplier in any respect, or to take any actions to establish a competing business within our service area; and, the best policy is to avoid any direct or indirect business connection with any of our customers,

Exhibit 14.1
competitors, or suppliers, except on Carriage’s behalf. Conflicts of interest may not always be clear‑cut, so if you have a question or if you become aware of a conflict or potential conflict, you should consult with a supervisor, manager, or other appropriate personnel as described in the Reporting Any Illegal or Unethical Behavior section and/or in the Compliance Procedures section of this Code.

Insider Trading

Covered Parties who have access to confidential information regarding Carriage are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business. All non‑public information about Carriage should be considered confidential information. To use non‑public information for personal financial benefit or to "tip" others who might make an investment decision on the basis of this information is not only unethical, but also illegal. If you have any questions, please consult Carriage’s Insider Trading & Anti-Hedging Policy.

Corporate Opportunities

Covered Parties are prohibited from taking, for themselves personally, opportunities that are discovered through the use of corporate property, information, or position without the consent of our Board. No Covered Party may use corporate property, information, or position for improper personal gain. Each and every Covered Party owes a duty to Carriage to advance its legitimate interests when the opportunity to do so arises.

Competition and Fair Dealing

Carriage seeks to outperform our competition fairly and honestly, seeking competitive advantages through superior performance – never through unethical or illegal business practices. Covered Parties should endeavor to respect the rights of, and deal fairly with, Carriage’s customers, suppliers, competitors, and employees. No Covered Party should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair dealing practice. No Covered Party is permitted to engage in price fixing, bid rigging, allocation of markets or customers, or similar illegal activities.

Bribery and Kickbacks

Bribery is illegal and subject to criminal penalties in the United States. Additionally, bribery is forbidden under the U.S. Foreign Corrupt Practices Act and other laws, rules, and regulations. Bribery, kickbacks or other improper payments of any kind have no place in the Company’s business and are strictly prohibited. No Covered Party may give bribes, kickbacks or offer anything of value to any person, organization or government official in order to obtain a particular result for the Company. All decisions made on behalf of the Company, whether with respect to investing in assets or purchasing goods or services must be made on the basis of appropriate investment or business criteria, and must be legal and reasonable in relation to customary commercial practice. Similarly, no Covered Party may accept or receive a bribe, kickback or anything more than de minimis value from any party in exchange for or

Exhibit 14.1
consideration of the award of any Company business. Gifts and entertainment could constitute an illegal bribe or kickback under certain circumstances, so Covered Parties should seek advice from the Company’s Legal Department when dealing with gifts and entertainment issues.

Antitrust

Antitrust laws in the United States are intended to preserve a free and competitive marketplace. Carriage requires full compliance with these laws. Covered Parties must not discuss with competitors how the Company prices, markets, services or otherwise competes. Covered Parties must not share confidential business information with our competitors and must not engage in any conduct that could unreasonably restrict our competitors' access to the market. Antitrust laws are complex and can be difficult to understand. Covered Parties should seek advice from the Company’s Legal Department when dealing with antitrust issues.

Political Activity

Carriage does not make contributions or payments that could be considered a contribution to political parties or candidates or to intermediary organizations such as political action committees. However, Covered Parties are free to exercise their right to make personal political contributions within legal limits, except to the extent these contributions are otherwise prohibited or restricted by this Code or by other Company policies. You should not make any contribution in a way that might appear to be an endorsement or contribution by the Company. You should be certain that you understand, and are in compliance with, all applicable laws, rules and regulations before making any political contribution. The Company does not reimburse Company personnel for political contributions in any way.

Confidentiality

Covered Parties must maintain the confidentiality of any and all confidential or proprietary information entrusted to them by Carriage or its customers, except when disclosure is authorized properly or required by laws or regulations. Confidential information includes all non‑public information that might be of use to competitors or harmful to Carriage or its customers if disclosed. Confidential information also includes any confidential or proprietary information that our suppliers and customers entrust to us. The obligation to preserve confidential information continues so long as the nature of the information remains confidential, which may extend after your relationship with Carriage ends.

Protection and Proper Use of Company Assets

All Covered Parties should endeavor to protect Carriage’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on Carriage’s profitability. All Carriage assets should be used only for legitimate business purposes. Any suspected incident of fraud or theft should be reported immediately for investigation. Carriage charge accounts, credit cards, bank accounts, and other resources are strictly limited to Carriage use; personal charges on Carriage accounts are prohibited, though nominal personal charges that occur in connection with, and are incidental to, a legitimate business purpose may be permitted if they are promptly reported and reimbursed in accordance with other Carriage policies. Further, Carriage

Exhibit 14.1
equipment should not be used for non‑Carriage business, though incidental personal use may be permitted.

Accurate and Timely Disclosure

Covered Parties who participate in making disclosures in reports or documents that Carriage files with, or submits to, the Securities and Exchange Commission or in other public disclosures on behalf of Carriage should endeavor to make each such disclosure to be full, fair, accurate, timely, and understandable.

Improper Influence on Conduct of Auditors

It is prohibited to directly or indirectly take any action to coerce, manipulate, mislead or fraudulently influence the Company’s independent auditors for the purpose of rendering materially misleading financial statements of the Company. Prohibited actions include, but are not limited to, those actions taken to coerce, manipulate, mislead or fraudulently influence an auditor: (1) to issue or reissue a report on the Company’s financial statements that is not warranted in the circumstances (due to material violations of generally accepted accounting principles, generally accepted auditing standards, or other professional or regulatory standards); (2) not to perform an audit, review or other procedures required by generally accepted auditing standards or other professional standards; or (3) not to communicate matters to the Company’s Audit Committee of the Board.

Waivers of the Code of Business Conduct and Ethics

Any waiver of this Code for executive officers or directors may be made only by the Board of Carriage and will be promptly disclosed as required by law or stock exchange regulations.

Reporting Any Illegal or Unethical Behavior

Directors must report any known or suspected illegal or unethical behavior or violations of this Code to one or more members of the Audit Committee of the Board. Senior management must report any known or suspected illegal or unethical behavior or violations of this Code to the acting leader of Human Resources or to an attorney in Carriage’s Legal Department. All other Covered Parties must report any known or suspected illegal or unethical behavior or violations of this Code to their supervisor, manager, or other appropriate personnel. These Covered Parties also may report a concern or suspected violation anonymously to our third-party reporting service identified under “Human Resources” on CarriageNet at http://carriagenet/corpservices/humanresources/hrsupport/Pages/default.aspx. When in doubt about a potential violation of this Code or of any law or regulation, Covered Parties should consult with their supervisor, manager, or other appropriate personnel about the best course of action in a particular situation as well as with the guidance set forth in the Compliance Procedures of this Code. In all cases, it is our policy to prohibit retaliation or retribution for reports of misconduct by others made in good faith by employees. “Good faith” does not mean that a Covered Party must be correct in their suspicion or interpretation of any given situation, but it does mean that the person provides truthful information based upon his or her understanding. Covered Parties are expected to cooperate in internal investigations of alleged misconduct

Exhibit 14.1
Compliance Procedures

We must all work to ensure prompt and consistent action against violations of this Code. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:
•Always ask first, act later: If you are unsure of what to do in any situation, seek guidance before you act.
•Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.
•Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with and the alternatives you have.
•Use your judgment and common sense. If something seems unethical or improper, it probably is.
•Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.
•Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question and will appreciate being brought into the decision-making process. Remember that it is your supervisor's responsibility to help solve problems.
•Seek help from Carriage resources. In the rare case where it may not be appropriate to discuss an issue with your supervisor, or where you do not feel comfortable approaching your supervisor with your question, you may discuss it with Carriage’s Legal Department by calling (713) 332-8400. If you prefer to write, address your concerns to: Carriage Services, Inc., 3040 Post Oak Blvd., Suite 300, Houston, Texas 77056, Attention: Legal Department; or by email to: legal@carriageservices.com.
•You may also report a concern, complaint, or suggestion our third-party reporting service identified under “Human Resources” on CarriageNet at http://carriagenet/corpservices/humanresources/hrsupport/Pages/default.aspx. Complaints to the third-party service may be submitted in confidence and without fear of retaliation. If your situation requires that your identity be kept secret, your anonymity will be protected.
•All Covered Parties are subject to the Company’s Code, which describes procedures for the internal reporting of violations of the Code. All Covered Parties must comply with those reporting requirements and promote compliance with them by others. Failure to adhere to this Code by any Covered Party will result in disciplinary action up to and including termination.

Posting

The Company shall make this Code available on or through the Company’s website.